Amendment No. 1 to Distribution Agreement

This Amendment No. 1 to Distribution Agreement (this “Amendment”) is made effective this 23rd day of December, 2024 (the “Effective Date”), by and among Texas Capital Funds Trust, a Delaware statutory trust (the “Trust”), Texas Capital Bank Wealth Management Services, Inc., doing business as Texas Capital Bank Private Wealth Advisors, a Texas corporation (the “Adviser”) and Northern Lights Distributors, LLC, a Nebraska limited liability company (the “Distributor”).

WHEREAS, the Trust, the Adviser and the Distributor are parties to that certain Distribution Agreement dated September 29, 2023, as amended (the “Agreement”); and

WHEREAS, the Trust, the Adviser and the Distributor wish to amend the provisions of the Agreement as set forth herein, effective as of the date first above written.

NOW, THEREFORE, the Trust, the Adviser and the Distributor hereby agree to amend the Agreement as follows:

1.	Section 10 of the Agreement is deleted in its entirety and replaced with the following:

10. Additional Series

In the event that the Trust establishes one or more series after the Agreement Effective Date, each such series shall become a Fund under this Agreement and shall be added to Schedule A, subject to approval by the Board of the Trust, including the approval of a majority of the Trustees of the Trust who are not interested persons, by vote cast in person at a meeting called for the purpose of voting on such approval, to the extent required by the 1940 Act and the rules and regulations thereunder.

2.	Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

Signatures are located on the next page.

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The parties duly executed this Amendment as of December 23, 2024.

	Texas Capital Funds Trust		Northern Lights Distributors, LLC
By:	/s/ Edward Rosenberg	By:	/s/ Kevin Guerette
Name:	Edward Rosenberg	Name:	Kevin Guerette
Title:	President	Title:	President

Texas Capital Bank Wealth Management Services, Inc., doing business as Texas Capital Bank Private Wealth Advisors

By:	/s/ Bryan Kucholtz
Name:	Bryan Kucholtz
Title:	Managing Director, Head of Private Wealth

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